As filed with the Securities and Exchange Commission on November 24, 2010
Registration No. 333-153316
333-116091
333-103018
033-88342

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NYMAGIC, INC.
(Exact Name of registrant as specified in its charter)

New York	13-3534162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

919 Third Avenue
New York, New York  10022
(212) 551-0600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NYMAGIC, INC. 2004 Long-Term Incentive Plan
NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan
NYMAGIC, INC. Employee Stock Purchase Plan
NYMAGIC, INC. 2002 Nonqualified Stock Option Plan
NYMAGIC, INC. 1991 Stock Option Plan
(Full Title of the Plans)

Paul J. Hart, Esq.
General Counsel and Secretary
919 Third Avenue, 10th Floor
New York, New York 10022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:
Michael J. Aiello, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
(212) 310-8552

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer		Accelerated filer	X

Non-accelerated filer	(do not check if smaller reporting company)	Smaller reporting company

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment” and collectively, the “Post-Effective Amendments”) filed by NYMAGIC, INC., a New York corporation (the “Company”) remove from registration all shares of common stock, par value $1.00 per share (“Common Stock”) of the Company, registered under the following Registration Statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission:

•
Registration Statement on Form S-8 (Registration Number 333-116091), filed on June 2, 2004 pertaining to the registration of (i) 450,000 shares of Common Stock relating to the Company’s 2004 Long-Term Incentive Plan and (ii) 50,000 shares of Common Stock relating to the Company’s Employee Stock Purchase Plan;

•
Registration Statement on Form S-8 (Registration Number 333-153316), filed on September 3, 2008, pertaining to the registration of 450,000 shares of Common Stock relating to the Company’s 2004 Amended and Restated Long-Term Incentive Plan;

•
Registration Statement on Form S-8 (Registration Number 333-103018), filed on February 6, 2003, pertaining to the registration of 500,000 shares of Common Stock relating to the Company’s 2002 Nonqualified Stock Option Plan; and

•
Registration Statement on Form S-8 (Registration Number 033-88342), filed on January 9, 1995, pertaining to the registration of 500,00 shares of Common Stock relating to the Company’s 1991 Stock Option Plan.

On November 23, 2010, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2010, among the Company, ProSight Specialty Insurance Holdings, Inc., a Delaware corporation (“Parent”) and PSI Merger Sub Inc., a New York corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.  The Merger became effective on November 23, 2010 pursuant to a Certificate of Merger filed with the Secretary of State of the State of New York.

As a result of the Merger, the Company has terminated all offerings of its equity securities pursuant to its existing registration statements, including the Registration Statements.  The Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Post–Effective Amendment No. 1 to the Registration Statement on Form S–8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 24, 2010.

NYMAGIC, INC.

By:	/s/ Paul J. Hart
Name: Paul J. Hart
Title: General Counsel and Secretary